Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To Whom It May Concern:

We hereby consent to the use in this Registration Statement of VME Companies, Inc. on Form S-1A of our Report of Independent Registered Public Accounting Firm, dated June 3, 2026, except for the effects of the reverse stock split discussed in Notes 14 and 15, and the restatement of the 2025 consolidated combined statement of cash flows described in Note 16, as to which the date is November 10, 2026, relating to the consolidated combined balance sheet of VME Process, Inc. and Subsidiaries, VME Process Solutions, LLC and VME Services, LLC, as of December 31, 2025, and 2024 and the related consolidated combined statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit) and cash flows for the years then ended, and the related notes.

We also consent to the use in this Registration Statement of VME Companies, Inc. on Form S-1A of our Report of Independent Registered Public Accounting Firm, dated August 10, 2026, on the condensed balance sheet as of March 31, 2026 and the related condensed statements of operations for the period February 10, 2026 (inception) through March 31 2026, and the related notes.

We further consent to the reference to us under the caption “Experts” in the Prospectus forming a part of this Registration Statement.

Bush & Associates CPA LLC

Las Vegas, NV

November 10, 2026